Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonos, Inc. of our report dated November 15, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sonos, Inc.’s Annual Report on Form 10-K for the year ended September 28, 2024.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 6, 2025